Exhibit 99.1

Superclick Announces Financial Results for Third Quarter and Nine Months Ended July 31, 2007

SAN DIEGO - August 30, 2007 (PRIME NEWSWIRE) - Superclick, Inc. (OTC BB:SPCK:OB), a technology leader in IP infrastructure management solutions to the hospitality industry today announced financial results for the quarter ended July 31, 2007.

Second Quarter Financial and Business Highlights

•	Entrance into Asian market with leading five-star brand

•	Revenue of $1.4 million, an increase of $490 thousand, or 53.9% on a year-over-year basis

•	Net Income of $124 thousand, or $0.003 per share on a basic and $0.002 per share on a diluted basis.

Financial Results for the Third Quarter Ended July 31, 2007

Superclick reported net revenues of $1,400,346 for the third quarter, ended June 30, 2007, compared to $909,901 for the same period last year. The year-over-year increase in net revenue of $490,445, or 53.9% was mainly due to a 99.8% favorable variance in installation revenue. Revenue generated from installation work was $410,683 more than the previous year for the same period.

Gross profit for the three months ended July 31, 2007 and 2006 was $733,799 or 52.4% and $481,173 or 52.9% of net revenue, respectively. Gross profit improved $252,626 or 52.5% mainly due to the increase in sales for the period.

Selling, General and Administrative (SG&A) expenses for the three months ended July 31, 2007 and 2006 were $461,915 or 33.0% of net revenue and $508,658 or 55.9% of net revenue, respectively. The favorable variance was $46,743 or 9.2% was a result of continued efforts to streamline business operations.

Net income for the three months ended July 31, 2007 was $124,651 or 8.9% of net revenue compared to a loss of $450,996 or -32.2% of net revenue last year for the same period. On a per share basis, basic earnings per share for the period were $0.003 and diluted earnings per share were $0.002.

Financial Results for the Nine Month Period Ended July 31, 2007

Net Revenue for the nine months ended July 31, 2007 and 2006 was $3,399,630 and $2,479,851, respectively. The year-over-year increase in net revenue of $919,779, or 37.1% was due to increased activities in both support and installation. The year-over-year increase in installation work and support was approximately 34.9% and 39.4% respectively.

Gross profit for the nine months ended July 31, 2007 and 2006 was $1,793,345 or 52.8% and $1,119,811 or 45.2% of net revenue, respectively. Gross profit improved by $673,534, or 60.1% and the margin increased by 7.6% compared to the same period last year. The improvement in gross profit for both the quarter and year-to-date was mainly due to the efficient and streamlined running of the services department.

For the nine months ended July 31, 2007 and 2006 SG&A was $1,202,196 or 35.4% of net revenue and $1,620,149 or 65.3% of net revenue, respectively. The year-over-year variance was favorable at $417,953 or 25.8%.

For both the quarter and year-to-date, the favorable variances were the result of the implementation of a restructuring plan in 2006 that addressed overall SG&A costs. The plan has been successful and as a result, the business is operating more efficiently and material savings in SG&A have been realized.

For the nine months ended July 31, 2007 net income was $117,181 or 8.4% of net revenue compared to a loss of $1,722,201, or -123.0% for the same period last year. Net income for the nine months ended July 31, 2007 on a basic basis was $0.003 and on a fully diluted basis net income for the nine month period was $0.002.

“The third quarter marked the sixth consecutive quarter of double-digit year-over-year growth for revenue at Superclick,” said Sandro Natale, Superclick’s President and CEO. “During the quarter, we continued to make substantial progress in extending our brand throughout North America and are pleased to have secured entrance into Asia with a leading five-star brand in the region. We are seeing strengthening demand for IP infrastructure management solutions in hospitality and believe that we have anticipated the market’s demand correctly through focusing on enabling the customer to achieve better network transparency and the ability to proactively monitor edge devices.”

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites(r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC(r), Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

          Optimus Inc.

          Investor Relations

          Frank Candido

          (514) 969-5530

Source: Superclick, Inc.